Exhibit 10.9

SIMWON AMERICA CORP.

(as the Company)

And

First-MVG Fund

(as the Investor)

PRE-IPO SUBSCRIPTION AGREEMENT

Contents

WHEREAS		1
1	INTERPRETATION	1
2	SUBSCRIPTION	2
3	CONSIDERATION	2
4	CONDITIONS TO THE INVESTOR’S OBLIGATIONS	3
5	PRE-COMPLETION	3
6	COMPLETION	3
7	COMPLETION DELIVERABLES	3
8	CORPORATE SECRETARY	3
9	COMPANY’S REPRESENTATIONS AND WARRANTIES	4
10	INVESTOR’S REPRESENTATIONS AND WARRANTIES	4
11	THE LISTING	5
12	POST-COMPLETION UNDERTAKINGS	6
13	CONFIDENTIALITY	7
14	INDEMNITY	7
15	TERMINATION	7
16	EVENTS OF DEFAULT	8
17	NOTICE	8
18	GOVERNING LAW & SETTLEMENT OF DISPUTE	9
19	MISCELLANEOUS	9
EXECUTION PAGE		10

i

THIS AGREEMENT is dated 25 November, 2025 and is made

BETWEEN:

SIMWON AMERICA CORP., a California corporation with its registered office at 400 D’Arcy Parkway, Lathrop, CA 95330 (the Company, together with its subsidiaries the Group); and

First-MVG Fund, a Korea Fund with its registered office at #609, Duil Bldg. 9, Yeouidaebang-ro 67 gil, Yeongdeungpo-gu, Seoul, Republic of Korea who intends to invest in the Company (the Investor),

(each a Party and together the Parties).

WHEREAS

A	The Company is authorized to issue up to a maximum number of 17,000,000 Shares of Common Stock (the Shares).

B	The Company has agreed to issue, and First-MVG Fund has agreed to subscribe for, 115,385 Shares (the New Shares) with a consideration of US$1,000,000 on the terms and subject to the conditions of this Agreement (the Subscription).

C	Accordingly, after completion of the Subscription and subscriptions by certain other investors, the issued shares of the Company will be 10,038,461.

D	The Company will be the listing vehicle of the Group and it intends to apply for listing of its shares on the NASDAQ Global Market (the Stock Exchange).

E	The Company acknowledges that State Arc Corporate Service Limited (the Introduction Agent) introduced the Investor to the Company, and in consideration for such service, the Company agreed to pay the Introduction Agent an investment introduction fee upon successful completion of the Subscription, as detailed in Clause 19.9.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement:

Business Day means a day when banks are open for business in the United States (excluding Saturdays, Sundays and any public holidays).

Completion Conditions has the meaning given to it under Clause 4.1.

Completion Date has the meaning given to it under Clause 6.1.

Corporate Secretary means the officer of the corporation responsible for maintaining its corporate records, including the stock ledger, minute books, and ensuring compliance with governance procedures.

Encumbrance means any mortgage, guarantee, pledge, lien, options, restriction, preemptive right as transferee, preemptive right to buy, third-party interest, other encumbrances or guarantee interests in whatever form, or any other preemptive arrangement with similar effect (including without limitation to transfer of title or title reservation arrangement).

Listing means the proposed initial public offering of the Shares of the Company on the NASDAQ Global Market.

New Shares has the meaning given to it at Recital B.

Shares has the meaning given to it at Recital A.

Stock Ledger means the shareholder register of the Company.

Subscription has the meaning given to it at Recital B.

Subscription Price means the sum of US$1,000,000.

Transaction Documents means this Agreement, including any revisions or supplements from time to time.

US$ means United States Dollars, the legal currency of the United States.

1.2	In this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a party includes its lawful successors and assigns;

(c)	any reference to Clauses are to the clauses of this Agreement;

(d)	any reference within a clause to this clause means the entirety of that clause;

(e)	the words including and in particular are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(f)	the words other and otherwise are not to be construed as being limited by any words preceding them;

(g)	section, clause and schedule headings are for ease of reference only;

(h)	time means the time of United States;

(i)	unless otherwise required in the context, if the occurrence time of any right or obligation hereunder doesn’t coincide with a Business Day, such right or obligation shall be extended to the next Business Day after the day of the exercise or performance;

(j)	when used in this Agreement, the term “under this Agreement” and any other term having approximate meaning shall mean this Agreement as a whole, instead of any concrete clause hereof. Unless explicitly specified herein, the term “including” shall be understood as “including without limitation to”, regardless of whether “without limitation to” follows the term; and

(k)	the quotation of this Agreement shall include this Agreement as well as any revision, change, supplement, replacement and/or restatement made in whatever form from time to time.

2	SUBSCRIPTION

2.1	The Investor hereby agrees to subscribe for, and the Company agrees to allot and issue, the New Shares with effect from the Completion Date as fully paid and non-assessable.

3	CONSIDERATION

3.1	The consideration for the issuance of the New Shares shall be the Subscription Price. The Investor shall pay the Subscription Price to the Company on the Completion Date, as a condition precedent to the Company’s obligations under Clause 7.1(b). Payment shall be made in the manner notified by the Company pursuant to Clause 7.1(a).

4	CONDITIONS TO THE INVESTOR’S OBLIGATIONS

4.1	The obligation of the Investor to pay the Subscription Price and complete the Subscription is subject to the satisfaction or waiver by the Investor, at or prior to the Completion Date, of the following conditions (the Conditions Precedent):

(a)	The Investor shall have completed to its reasonable satisfaction a business, financial, and legal due diligence investigation of the Company and the Group, the scope and results of which are satisfactory to the Investor in its sole discretion. The Company shall have provided the Investor with all information reasonably requested for such investigation no later than 10 December 2025;

(b)	The Investor shall have obtained all necessary internal approvals; and

(c)	The representations and warranties of the Company set forth in Clause 9 shall be true and correct in all material respects on and as of the Completion Date as if made on and as of such date.

5	PRE-COMPLETION

5.1	Prior to the Completion Date, the Company shall take all necessary steps (including the passing of any director and/or shareholder resolutions) to:

(a)	update the Stock Ledger; and

(b)	if required, issue any share certificates relating to the New Shares so as to reflect the completion of the subscription,

(the Completion Conditions).

6	COMPLETION

6.1	Completion shall occur immediately following the satisfaction of the Completion Conditions or at such other time as the Parties may agree in writing (the Completion Date).

7	COMPLETION DELIVERABLES

7.1	On the Completion Date:

(a)	The Investor shall pay to the Company the Subscription Price in such manner as is notified to the Investor in writing, prior to the Completion Date, by the Company;

(b)	Upon confirmation of receipt of the Subscription Price in full, the Company shall:

(i)	procure that a resolution of the director of the Company is passed approving:

(1)	the registration of the issuance and allotment of the New Shares; and

(2)	the updating of the Stock Ledger to reflect the Investor as holder of legal title to the New Shares; and

(ii)	procure that the Investor is entered in the Stock Ledger as the holder of the New Shares and a copy of the updated Stock Ledger is provided to the Investor.

8	CORPORATE SECRETARY

8.1	At the Completion Date, the Company shall provide the Corporate Secretary with a copy of the resolutions referred to at Clause 7.1(b) and shall advise the Corporate Secretary of the issue of the New Shares under this Agreement and instruct the Corporate Secretary to update the Stock Ledger.

8.2	The Investor shall be responsible for supplying to the Corporate Secretary all necessary identification and due diligence information to enable the Corporate Secretary to comply with applicable anti-money laundering regulations and procedures.

9	COMPANY’S REPRESENTATIONS AND WARRANTIES

9.1	The Company represents the following to the Investor, now and at the time of issue of the New Shares:

(a)	the Company is, and will be, legally incorporated and validly existing in accordance with the laws of California;

(b)	the Company has obtained, and will continue to have, the full power, right and authorization required to sign, deliver and perform this Agreement; and

(c)	the signing, delivery and performance of this Agreement will not violate any article of applicable laws, regulations, ordinances or material contractual documents binding upon the Company.

9.2	The Company warrants the following to the Investor:

(a)	the Company is legally incorporated and validly existing in accordance with the laws of California;

(b)	the Company has obtained the full power, right and authorization required to sign, deliver and perform this Agreement;

(c)	the signing, delivery and performance of this Agreement will not violate any article of applicable laws, regulations, ordinances or material contractual documents binding upon the Company; and

(d)	since 1 July 2025, there has been no material adverse change in the business, assets, financial condition, or prospects of the Company.

10.	INVESTOR’S REPRESENTATIONS AND WARRANTIES

10.1	The Investor acknowledges, represents and warrants to the Company as follows:

(a)	Investor understands that the New Shares have not been registered under the Securities Act of 1933 (the Federal Act) or the Delaware Securities Act (the Delaware Act) by reason of specific exemptions under the provisions thereof which depend in part upon the representations made by Investor in this Agreement. Investor understands that the Company is relying upon Investor’s representations and agreements contained in this Agreement (and any supplemental information furnished by Investor) for the purpose of determining whether this transaction meets the requirements for such exemptions;

(b)	Investor has such knowledge, skill and experience in business, financial and investment matters so that Investor is capable of evaluating the merits and risks of an investment in the New Shares. To the extent that Investor has deemed it appropriate to do so, Investor has retained, and relied upon, appropriate professional advice regarding the tax, legal and financial merits and consequences of the investment in the New Shares;

(c)	Investor has made, either alone or together with advisors (if any), such independent investigation of the Company, its management, and related matters as the Investor deems to be, or such advisors (if any) have advised to be, necessary or advisable in connection with an investment in the New Shares; and Investor and Investor’s advisors (if any) have received all information and data which Investor and such advisors (if any) believe to be necessary in order to reach an informed decision as to the advisability of an investment in the New Shares. Investor is satisfied that there are no material facts regarding the Company or the New Shares as to which Investor is not aware;

(d)	Investor represents that Investor has reviewed Investor’s financial condition and commitments, alone and together with Investor’s advisor’s (if any), and that, based on such review, Investor is satisfied that (i) Investor has adequate means of providing for Investor’s financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that Investor could bear the risk of loss of Investor’s entire investment in the New Shares, (ii) Investor has no present or contemplated future need to dispose of all or any portion of the New Shares to satisfy any existing or contemplated undertaking, need or indebtedness, and (iii) Investor is capable of bearing the economic risk of an investment in the New Shares for the indefinite future. Investor agrees to furnish any additional information requested by the Company to assure compliance of this transaction with applicable federal and state securities laws in connection with the purchase and sale of the New Shares;

(e)	Investor understands that the New Shares are “restricted securities” under applicable federal securities laws and that the Federal Act and the rules of the Securities and Exchange Commission provide in substance that Investor may dispose of the New Shares only pursuant to an effective registration statement under the Federal Act or an exemption from such registration if available. Investor further understands that the Company has no obligation or intention to register any of the New Shares under or to take action so as to permit sales pursuant to the Federal Act. Accordingly, Investor may dispose of the shares only in certain transactions which are exempt from registration under the Federal Act, including “private placements”, in which event transferee will acquire “restricted securities” subject to the same limitations as in the hands of the Investor. Investor further understands that the Delaware Act allows sales of the New Shares only if the New Shares are registered or the transaction is subject to an applicable exemption. As a consequence, Investor understands that Investor must bear the economic risks of the investments in the New Shares for an indefinite period of time;

(f)	Investor hereby confirms that Investor is acquiring the New Shares for investment only and not with a view to or in connection with any resale or distribution of the New Shares. Investor hereby affirms that Investor has no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of the Share or any interest therein;

(g)	Investor agrees that it will not, whether directly or indirectly, without the prior written consent of the Company, during the period ending on the earlier of (i) twelve (12) months after the Completion Date or (ii) one hundred eighty (180) days after the effective date of the Company’s Registration Statement for its initial public offering, offer, sell, contract to sell, pledge, or otherwise dispose of any of the New Shares; provided, however, that such restrictions shall not apply to transfers (A) to any affiliate of the Investor, provided that such affiliate prior to such transfer executes a joinder agreement in form and substance satisfactory to the Company, agreeing to be bound by all the terms of this Agreement applicable to the Investor, including this lock-up provision, or (B) pursuant to Rule 144 under the Securities Act;

(h)	Investor acknowledges and agrees that the certificate evidencing the New Shares (if one is issued) will bear the following legend:

The shares represented by this certificate have not been registered under the Securities Act of 1933 or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933 and applicable state securities laws.

(i)	Investor acknowledges that neither the Company nor any persons acting on its behalf has offered or sold the New Shares to Investor by any form of general solicitation, general or public media advertising mass mailing.

(j)	Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(k)	Investor understands that the New Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Investor to acquire the New Shares.

11	THE LISTING

11.1	It is the intention of parties to this Agreement that, provided the prevailing conditions are suitable, the Listing shall be achieved. All parties to this Agreement undertake to use their respective reasonable endeavours to achieve the Listing, and shall use their reasonable endeavours to take such action and execute such documents (and shall procure such action to be done or such documents to be executed) as may be necessary or appropriate to give effect to this Agreement and the Listing.

11.2	The Investor shall use, and shall procure its affiliates to use, best endeavors to provide all necessary assistance and information to facilitate the Listing, including but not limited to complying with, where necessary, the relevant listing and regulatory requirements for the Listing and agreeing to do all such acts or sign all such documents reasonably requested by the Company or any competent regulatory authorities.

11.3	The Investor shall cooperate with the Company with a view to achieving the Listing and shall use its best efforts to comply with the requests from, and supply such documents as requested by, the relevant authorities or regulatory body, including but not limited to the Stock Exchange and the SEC. For the avoidance of doubt, details of this Agreement and the related arrangements may be disclosed in the documents to be submitted to the relevant authorities or regulatory body, including but not limited to the Stock Exchange and the SEC for the purpose of the Listing.

12	POST-COMPLETION UNDERTAKINGS

12.1	The Company undertakes to the Investor that unless with the prior written approval of the Investor, it shall not materially change the nature of business of any of the Group Companies.

12.2	The Investor shall waive its rights to bring legal action or assert a claim for damages against the Company in connection with this Agreement or on any other grounds if the Listing has been completed.

12.3	The Company shall ensure that the percentage of New Shares the Investor would hold in the Company for the purpose of the Listing shall be maintained at 1.15% (rounded up to two decimal places) before the completion of the Listing. For the avoidance of doubt, the parties acknowledge and agree that such 1.15% (rounded up to two decimal places) shareholding in the Company is subject to dilution as a result of the public offer and/or placing of shares of the Company pursuant to the Listing.

12.4	The Company undertakes to the Investor that, in connection with the Listing, it will include the Investor as a resale shareholder in a resale prospectus, to register the resale of all of the Investor’s New Shares (the Registrable Securities) by the Investor, in the registration statement to be filed with the SEC for the initial public offering of the Company’s shares (the Registration Statement).

12.5	The Company shall use its commercially reasonable efforts to: (a) cause the Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof; and (b) maintain the effectiveness of the Registration Statement for a period ending on the earlier of (i) the date on which all Registrable Securities have been sold thereunder and (ii) the date on which all Registrable Securities may be sold without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended.

12.6	The Parties expressly acknowledge and agree that: (a) the offering of the Registrable Securities pursuant to the Registration Statement (the Resale) will be underwritten and the Investor shall sell through the underwriters of the Company’s initial public offering; and (b) the Resale shall not commence until after the closing of the Company’s initial public offering of Ordinary Shares pursuant to the Registration Statement.

12.7	The Company shall bear the registration expenses incurred in connection with the registration of the Registrable Securities pursuant to this Clause 12.5, including all registration and filing fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company. For the avoidance of doubt, the Company shall not be responsible for any underwriting discounts or commissions or the fees and disbursements of any counsel to the Investor.

13	CONFIDENTIALITY

13.1	Either Party shall strictly keep confidential and not disclose or use any information pertaining to the following affairs contained hereunder or acquired or obtained out of the negotiation and/or signing of this Agreement:

(a)	the existence of this Agreement and its articles;

(b)	negotiation relating to this Agreement; or

(c)	business activities of one party hereto or any of its related parties.

13.2	Nevertheless, this Clause 13 shall not prohibit the disclosure or use of any information to the following extent when any of the following circumstances is true:

(a)	disclosure or use required by applicable laws, any rules of the stock exchange where the shares of either Party are listed or any government organization;

(b)	disclosure or use required for any legal procedure arising out of this Agreement or any other agreement signed hereunder or in accordance with this Agreement, or disclosure that is related to tax affairs of the disclosing Party and made to the tax authority;

(c)	disclosure that is made to executives, directors, employees, lawyers, accountants and financial advisors of either Party who have the need to know such information for the purpose of achieving the transaction purpose proposed by this Agreement or any agreement signed in accordance with this Agreement as well as other agents or representatives (the representatives), provided that such representatives undertake to comply with Clause 13.1 herein, as if they were a party hereto;

(d)	such information is available from the public domain (except a default on the confidentiality agreement (if any) or this Agreement); or

(e)	the other Party agrees with the disclosure or use in writing beforehand.

14	INDEMNITY

14.1	Where either Party violates any Clause hereunder, the defaulting Party shall be obligated to indemnify the loss of the other Party arising out of such default, and the damage indemnity will not affect the other rights of the innocent Party hereunder.

15	TERMINATION

15.1	This Agreement may be terminated and the transaction proposed hereunder can be waived if any of the following events occur:

(a)	either Party commits a substantive default on this Agreement and the non-defaulting Party sends a written notice within thirty (30) days of the occurrence of the default to the defaulting Party; or

(b)	both Parties agree in writing to terminate this Agreement.

15.2	Except for the circumstance stated in Clause 15.3 below, this Agreement will no longer keep in effect should it be terminated in accordance with the provision of Clause 15.1 or applicable law. Nevertheless, either Party shall not be relieved of any liability arising or incurred out of its default hereunder or untrue presentation made hereunder, and such termination shall not be regarded as a waiver of any remedy available (including actual performance, if available) against such default or untrue presentation.

15.3	Clause 12, 13, 14, 15, 16 and 18 of this Agreement shall continue to keep in effect after the termination of this Agreement.

16	EVENTS OF DEFAULT

16.1	Each of the following events shall constitute an “Event of Default”:

(a)	Material Misrepresentation: Any representation or warranty made by either Party in this Agreement or any related document is incorrect or misleading in any material respect when made or as of the Completion Date.

(b)	Breach of Covenants: Either Party breaches or fails to perform any material obligation, covenant, or agreement contained in this Agreement.

(c)	Cross-Default: The Company or any subsidiary defaults on any material indebtedness, resulting in such indebtedness being accelerated or becoming payable prior to its stated maturity.

(d)	Insolvency Proceedings: The Company or any subsidiary becomes subject to any voluntary or involuntary bankruptcy, insolvency, reorganization, or liquidation proceeding.

(e)	Cessation of Business: The Company ceases, or threatens to cease, to carry on its business as currently conducted.

(f)	Change of Control: The occurrence of any transaction or series of transactions that results in a change of effective control of the Company.

(g)	Material Violation: The Company is in material violation of any applicable law or regulation, which has or could reasonably be expected to have a material adverse effect on the Company.

16.2	Upon the occurrence of any Event of Default, the innocent Party shall have the right, by written notice to the defaulting Party, to (i) terminate this Agreement and/or (ii) exercise any and all remedies available at law or in equity.

17	NOTICE

17.1	When sending a notice under or in relation to this Agreement, either Party hereto shall send it in writing (by tracked delivery only) to the following address or email address of the other Party (or any other address or email address of the other Party indicated through similar notice):

Simwon America Corp.

Address:	400 D’Arcy Parkway, Lathrop, CA 95330
Email:	rkim@ms-global.com
Attention:	Raven Kim

First-MVG Fund

Address:
Email:
Attention:	Park Bong Kyun

17.2	Any notice shall be considered as delivered within seven (7) Business Days after posted to the aforesaid address of the recipient, provided it is delivered via the international generally accepted express and tracked delivery service. If it is sent by fax or email, it shall be considered as delivered on the first Business Day after the sending date, but the notice shall be immediately delivered to the recipient for confirmation with the next day delivery service of the generally accepted express and tracked delivery company.

18	GOVERNING LAW & SETTLEMENT OF DISPUTE

18.1	The execution, validity, interpretation, performance and settlement of disputes with respect to this Agreement shall be construed and enforced in accordance with and governed by the laws of California, exclusive of its conflict of laws provisions.

19	MISCELLANEOUS

19.1	Validation. This Agreement shall come into effect as of the execution by both Parties.

19.2	Expenses. All reasonable legal and other costs and expenses incurred by the Parties in connection with the preparation, negotiation, and execution of this Agreement and any other Transaction Documents shall be borne equally by the Company and the Investor. Each Party shall remain responsible for its own tax compliance costs.

19.3	Modification. Neither this Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

19.4	Assignment. Without the written consent from the other Party, neither Party shall transfer any of its rights or obligations under this Agreement.

19.5	Severability. Where any provision of this Agreement is declared illegal, invalid or unenforceable in whole or in part under applicable laws, such provision or part shall, to such extent, not be considered as part of this Agreement, and not affect the legality, validity and enforceability of the remaining part of this Agreement. Both Parties shall negotiate with one another to replace the provision regarded as deleted with a provision that is legitimate, valid, acceptable and the closest to the initial purpose of both Parties under this Agreement.

19.6	Waiver. Any Party’s failure to exercise, or delay in the exercise of, any right, power or privilege under this Agreement shall not be regarded as a waiver of such right, power or privilege, while the single or partial exercise of any right, power or privilege shall not hinder the exercise of any other right, power or privilege.

19.7	Counterpart. This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be the parties hereto.

19.8	Limitation of Liability. Notwithstanding anything to the contrary herein, the aggregate liability of the Company and its affiliates, officers, directors, and agents under this Agreement or any other Transaction Document, whether in contract, tort (including negligence) or otherwise, shall not exceed an amount equal to the Subscription Price. In no event shall the Company or its affiliates be liable to the Investor for any indirect, special, incidental, punitive, or consequential damages.

19.9	Investment Introduction Fee. The Company acknowledges that State Arc Corporate Service Limited as an Introduction Agent has introduced the Investor to the Company for the Subscription. In consideration for such introduction, the Company agrees to pay the Introduction Agent an investment introduction fee (the Introduction Fee) in cash or cash equivalent equals to three point seven two percent (3.72%) of the Subscription Price or US$37,200. The Company’s obligation to pay the Introduction Fee is conditional upon, and shall be performed immediately following, the Company’s receipt of the full Subscription Price from the Investor. The Introduction Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Introduction Agent. The Investor hereby acknowledges and consents to the payment of the Introduction Fee by the Company as described in this Clause 19.9. The Investor agrees that such payment shall not constitute a breach of any obligation owed by the Company to the Investor under this Agreement.

[Signature page follows]

[Signature page to Subscription Agreement of Simwon America Corp.]

EXECUTION PAGE

The parties have executed and delivered this agreement on the day and year first above written.

Investor:
First-MVG Fund

By:	/s/ Park Bong Kyun
	Name:	Park Bong Kyun
	Title:	Authorized Representative of MVG Investment Co Ltd, GP of First-MVG Fund

Company:
Simwon America Corp.

By:	/s/ DOH Young Kim
	Name:	DOH Young Kim
	Title:	Authorized Representative